Exhibit 99.1

Itron Announces Second Quarter 2011 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 27, 2011--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its second quarter and six months ended June 30, 2011. Highlights include:

  Quarterly and six month revenues of $612 million and $1.2 billion;
  Quarterly and six month non-GAAP diluted EPS of $1.20 and $2.18, including discrete tax benefits of 19 cents for the quarter;
  Six month cash flow from operations and free cash flow of $88 million and $59 million;
  Quarterly and six month adjusted EBITDA of $80 million and $160 million;
  Twelve-month backlog of $1.0 billion and total backlog of $1.6 billion; and
  Quarterly bookings of $483 million.

“I am very pleased with the performance of Itron International. We had record gas and water revenue in the quarter further demonstrating the strength of our global footprint and balanced portfolio,” said Malcolm Unsworth, president and CEO. “Our smart metering projects in North America are continuing to drive revenue, but one of the keys to our future growth is to continue to introduce innovative technologies in other parts of the world and to streamline our operations to improve profitability and our time to market.”

Operations Highlights:

Revenues increased $45 million, or 8%, for the quarter and $111 million, or 10%, for the six month period compared to the respective periods last year. Excluding a $36 million favorable effect from changes in foreign currency exchange rates, revenue for the quarter grew 2% over the prior year’s quarter. Record quarterly revenue in International’s gas and water business lines was the primary driver of the increase. The increase in revenues for the six month period was primarily due to higher shipments of smart gas modules in North America and increased gas and water smart metering projects in International. The favorable foreign exchange effect on revenues for the six month period was $40 million.

Gross margin for the quarter was 31.2% which was slightly higher than the prior year second quarter margin of 30.7%. For the first six months of 2011, gross margin was 31.9% compared with 31.1% in 2010. The improvement in margin for both periods was primarily due to decreased warranty expense in our International segment.

Operating expenses, excluding amortization of intangibles of $16.2 million and restructuring charges of $1.9 million, were $124.9 million, or 20.4% of revenue, for the quarter compared to $107.3 million, or 18.9% of revenue, in the prior year. Investments in product research and development for new and enhanced products as well as increased global marketing activity were the primary driver of the increase. In addition, approximately $6.9 million of the increase was due to changes in foreign exchange rates.

Net income and diluted EPS for the second quarter and six month period were $34.4 million, or 84 cents per share, and $61.6 million, or $1.50 per share. This compares with net income of $25.3 million, or 61 cents per share, and $50.6 million, or $1.23 per share, in the same periods in 2010. The increase in 2011 net income for the quarter was primarily due to $8 million, or 19 cents, of discrete tax benefits recognized during the quarter. The increase in net income for the six month period was primarily due to higher operating income in our International segment.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

2011 Guidance:

Itron’s guidance for 2011 is as follows:

  Revenue between $2.3 billion and $2.4 billion
  Non-GAAP diluted EPS between $4.20 and $4.60

Our guidance assumes a Euro to U.S. dollar exchange rate of $1.40, average shares outstanding of approximately 41.2 million and a non-GAAP effective tax rate between 22% and 25% (inclusive of the discrete tax benefits recognized through June 30, 2011). In addition, the guidance excludes any charges or benefits related to our current restructuring activities.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on July 27, 2011. The call will be webcast in a listen only mode. Webcast information and conference call materials will be made available in the “Investors/Investor Events” section of Itron’s website (www.itron.com) prior to the start of the call. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #6754032.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$612,401	$567,339	$1,176,092	$1,064,962
Cost of revenues	421,318	393,283	800,899	733,842
Gross profit	191,083	174,056	375,193	331,120

Operating expenses
Sales and marketing	48,845	40,974	93,493	82,511
Product development	40,931	33,022	81,376	66,062
General and administrative	35,118	33,285	68,449	66,342
Amortization of intangible assets	16,197	16,766	31,794	34,577
Restructuring	1,907	-	1,907	-
Total operating expenses	142,998	124,047	277,019	249,492

Operating income	48,085	50,009	98,174	81,628
Other income (expense)
Interest income	168	111	476	278
Interest expense	(11,420)	(13,965)	(23,534)	(28,888)
Other income (expense), net	(2,477)	(425)	(4,073)	(1,017)
Total other income (expense)	(13,729)	(14,279)	(27,131)	(29,627)

Income before income taxes	34,356	35,730	71,043	52,001
Income tax (provision) benefit	80	(10,419)	(9,487)	(1,440)
Net income	$34,436	$25,311	$61,556	$50,561

Earnings per common share - Basic	$0.85	$0.63	$1.52	$1.26
Earnings per common share - Diluted	$0.84	$0.61	$1.50	$1.23

Weighted average common shares outstanding - Basic	40,670	40,329	40,608	40,261
Weighted average common shares outstanding - Diluted	41,077	41,161	41,059	41,011

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Itron North America	$288,224	$301,143	$565,206	$542,702
Itron International	324,177	266,196	610,886	522,260
Total Company	$612,401	$567,339	$1,176,092	$1,064,962

Gross profit
Itron North America	$96,958	$100,972	$191,680	$179,131
Itron International	94,125	73,084	183,513	151,989
Total Company	$191,083	$174,056	$375,193	$331,120

Operating income (loss)
Itron North America	$42,739	$55,384	$86,532	$87,420
Itron International	16,483	5,017	32,711	15,454
Corporate unallocated	(11,137)	(10,392)	(21,069)	(21,246)
Total Company	$48,085	$50,009	$98,174	$81,628

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total meters (standard, advanced, and smart)
Itron North America
Electricity	1,570	1,740	3,090	3,190
Gas	140	160	280	260
Itron International
Electricity	1,870	1,930	3,490	3,570
Gas	1,110	1,020	2,050	2,000
Water	2,420	2,380	4,960	4,670
Total meters	7,110	7,230	13,870	13,690

Additional meter information (Total Company)
Advanced meters	1,130	1,050	2,030	1,720
Smart meters	910	1,050	1,900	1,860
Standalone advanced and smart communication modules	1,850	1,600	3,280	2,790
Advanced and smart meters and communication modules	3,890	3,700	7,210	6,370

Meters with other vendors' advanced or smart communication modules	120	70	230	260

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$168,284	$169,477
Accounts receivable, net	377,835	371,662
Inventories	253,079	208,157
Deferred tax assets current, net	55,145	55,351
Other current assets	104,496	77,570
Total current assets	958,839	882,217

Property, plant, and equipment, net	301,458	299,242
Deferred tax assets noncurrent, net	12,714	35,050
Other long-term assets	68,967	28,242
Intangible assets, net	292,930	291,670
Goodwill	1,311,771	1,209,376
Total assets	$2,946,679	$2,745,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$268,462	$241,949
Other current liabilities	41,630	49,690
Wages and benefits payable	94,855	110,479
Taxes payable	27,976	19,725
Current portion of debt	234,449	228,721
Current portion of warranty	29,999	24,912
Unearned revenue	49,722	28,258
Total current liabilities	747,093	703,734

Long-term debt	341,121	382,220
Long-term warranty	32,839	26,371
Pension plan benefit liability	69,675	61,450
Deferred tax liabilities noncurrent, net	51,539	54,412
Other long-term obligations	86,942	89,315
Total liabilities	1,329,209	1,317,502

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,339,504	1,328,249
Accumulated other comprehensive income (loss), net	81,390	(34,974)
Retained earnings	196,576	135,020
Total shareholders' equity	1,617,470	1,428,295
Total liabilities and shareholders' equity	$2,946,679	$2,745,797

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2011	2010
Operating activities
Net income	$61,556	$50,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,299	65,071
Stock-based compensation	9,518	9,121
Amortization of prepaid debt fees	2,265	2,762
Amortization of convertible debt discount	5,336	4,957
Deferred taxes, net	6,081	(8,132)
Other adjustments, net	285	3,306
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(12,106)	(52,124)
Inventories	(36,668)	(40,930)
Other current assets	(21,268)	8,375
Other long-term assets	(22,993)	(763)
Accounts payables, other current liabilities, and taxes payable	16,523	42,463
Wages and benefits payable	(21,531)	19,648
Unearned revenue	24,159	2,365
Warranty	9,510	14,355
Other operating, net	2,726	(3,949)
Net cash provided by operating activities	87,692	117,086

Investing activities
Acquisitions of property, plant, and equipment	(28,712)	(27,716)
Business acquisition, net of cash equivalents acquired	(14,635)	-
Other investing, net	513	4,495
Net cash used in investing activities	(42,834)	(23,221)

Financing activities
Payments on debt	(55,630)	(73,881)
Issuance of common stock	2,553	6,812
Other financing, net	(319)	(2,237)
Net cash used in financing activities	(53,396)	(69,306)

Effect of foreign exchange rate changes on cash and cash equivalents	7,345	(9,081)
Increase (decrease) in cash and cash equivalents	(1,193)	15,478
Cash and cash equivalents at beginning of period	169,477	121,893
Cash and cash equivalents at end of period	$168,284	$137,371

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, extinguishment of debt gains and losses or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding the expenses related to the amortization of intangible assets and restructuring. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets and restructuring. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, amortization of convertible debt discount, and restructuring. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, and restructuring, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Non-GAAP operating expense:
GAAP operating expense - Itron North America	$54,219	$45,588	$105,148	$91,711
Amortization of intangible assets - Itron North America	(3,512)	(4,085)	(7,024)	(8,170)
Non-GAAP operating expense - Itron North America	$50,707	$41,503	$98,124	$83,541

GAAP operating expense - Itron International	$77,642	$68,067	$150,802	$136,535
Amortization of intangible assets - Itron International	(12,685)	(12,681)	(24,770)	(26,407)
Restructuring - Itron International	(1,406)	-	(1,406)	-
Non-GAAP operating expense - Itron International	$63,551	$55,386	$124,626	$110,128

Non-GAAP operating income:
GAAP operating income	$48,085	$50,009	$98,174	$81,628
Amortization of intangible assets	16,197	16,766	31,794	34,577
Restructuring	1,907	-	1,907	-
Non-GAAP operating income	$66,189	$66,775	$131,875	$116,205

Non-GAAP net income:
GAAP net income	$34,436	$25,311	$61,556	$50,561
Amortization of intangible assets	16,197	16,766	31,794	34,577
Amortization of debt placement fees	908	1,458	2,162	2,659
Amortization of convertible debt discount	2,693	2,501	5,336	4,957
Restructuring	1,907	-	1,907	-
Income tax effect of non-GAAP adjustments	(6,995)	(7,184)	(13,091)	(13,973)
Non-GAAP net income	$49,146	$38,852	$89,664	$78,781

Non-GAAP diluted EPS	$1.20	$0.94	$2.18	$1.92

Weighted average common shares outstanding - Diluted	41,077	41,161	41,059	41,011

Adjusted EBITDA:
GAAP net income	$34,436	$25,311	$61,556	$50,561
Interest income	(168)	(111)	(476)	(278)
Interest expense	11,420	13,965	23,534	28,888
Income tax (benefit) provision	(80)	10,419	9,487	1,440
Depreciation and amortization	32,768	31,794	64,299	65,071
Restructuring	1,907	-	1,907	-
Adjusted EBITDA	$80,283	$81,378	$160,307	$145,682

Free Cash Flow:
Net cash provided by operating activities	$51,679	$51,307	$87,692	$117,086
Acquisitions of property, plant, and equipment	(17,462)	(11,565)	(28,712)	(27,716)
Free Cash Flow	$34,217	$39,742	$58,980	$89,370

CONTACT:
Itron, Inc.
Ranny Dwiggins, 509-891-3443
Vice President, Investor Relations
ranny.dwiggins@itron.com